Exhibit 99.1

DLH Reports Second Quarter Fiscal Year 2018 Results
15% Revenue Growth and Solid Cash Flow as Strong Outlook Continues
Atlanta, Georgia - May 15, 2018 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal second quarter and the six months ended March 31, 2018.

Highlights

•	Second quarter revenue of $34.4 million, up 15.0% over the second quarter of fiscal 2017

•	Income from operations of $2.2 million for the quarter versus $1.8 million in 2017

•	Diluted earnings per share of $0.10 for the quarter versus $0.08 per share in the prior-year period

•	Generated operating cash flow of $4.4 million for the quarter

•	Reduced senior debt to $14.9 million at quarter end

Management Discussion
"We’re pleased to announce that the second quarter delivered significantly improved financial results,” stated DLH President and Chief Executive Officer Zach Parker. “Revenue for the period was up 15% year-over-year, as we executed at peak activity levels on key programs - driving sales to over $34 million for the first time since our corporate transformation. Income from operations rose 20%, and operating cash flow of $4.4 million demonstrated the strong underlying performance of our business, leveraging legacy net operating losses to offset the majority of the Company’s tax expense.

“Recent budget decisions in Washington underscore the government’s commitment to key agencies that oversee healthcare, our veterans, and military personnel, including the programs where we participate as well as areas targeted for growth. We believe these budget priorities support our strategies for both organic and acquisitive expansion across the important segments we serve. We continue to broaden and strengthen our capabilities, and we believe that our dedication to excellence in service delivery - combined with our enduring, long-term customer relationships - will allow us to achieve our growth goals.”

Results for the Three Months Ended March 31, 2018
Revenue for the second quarter of fiscal 2018 was $34.4 million, up $4.5 million, or 15.0%, over the prior-year second quarter, reflecting the expansion of services on existing contract vehicles and contribution from new contract awards.

Gross profit was $7.4 million for the quarter, an increase of $1.0 million, or 16.4%, over the second quarter of fiscal 2017. As a percent of revenue, the Company's gross margin was 21.7% versus 21.4% in the prior-year period. General and Administrative ("G&A") expenses were $4.7 million for the quarter versus $4.0 million in fiscal 2017. As a percent of revenue, G&A expenses were 13.6% in the current fiscal second quarter versus 13.4% last year. Depreciation and amortization was $0.6 million in both fiscal year second quarters.

Income from operations was $2.2 million for the quarter versus $1.8 million in the prior-year period. This increase reflects gross profit improvement of $1.0 million, partially offset by higher G&A expenses noted above. Income before taxes was $1.9 million for the quarter, up approximately $0.4 million over the prior-year period.

For both the three months ended March 31, 2018 and 2017, DLH recorded a $0.6 million provision for tax expense.
The effective tax rates were 31.6% and 38.2% for the three months ended March 31, 2018 and 2017, respectively, due to the prorated impact of the tax rate reduction from the 2017 Tax Act enacted in December 2017.

The Company reported a net income for the second quarter of approximately $1.3 million, or $0.10 per diluted share, versus $1.0 million, or $0.08 per diluted share, in the prior-year period.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2018 was approximately $2.8 million versus $2.4 million in the prior-year period. Growth was attributable to increased revenue and gross profit, partially offset by additional G&A expenses as described above.

Balance Sheet and Cash Flow

Cash as of March 31, 2018 was $3.6 million, and the Company’s senior debt was $14.9 million, versus cash of $4.9 million and senior debt of $19.7 million as of September 30, 2017. Regarding cash flow, for the fiscal second quarter DLH generated approximately $4.4 million in cash from operations, based primarily on effective collections of accounts receivable.

Non-GAAP Financial Measures

The Company uses Earnings Before Interest Tax Depreciation and Amortization ("EBITDA") as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes, and (iii) depreciation and amortization.

Beginning with the first quarter of fiscal year 2018, the Company commenced reporting EBITDA, rather than adjusted EBITDA, as a key non-GAAP financial measure of our business. The Company believes that due to the growth and maturation of its business, this change will improve the transparency of its business performance and increase the comparability of its results with peers. Non-GAAP measures for prior periods have been recast to conform to this change in the Company’s reporting. It is important to note that GAAP results and the presentation of GAAP metrics do not change, and the reporting of EBITDA has no effect on the Company’s business nor how the business is managed.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance. By providing this non-GAAP measure as a supplement to GAAP information, DLH believes this enhances investors’ understanding of its business and results of operations.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended			Six months ended
	March 31,			March 31,
	2018	2017	Change	2018	2017	Change
Net income (loss)	$1,316	$979	$337	$(1,535)	$1,303	$(2,838)
(i) Interest expense	261	255	6	539	619	(80)
(ii) Provision for taxes	627	605	22	4,346	806	3,540
(iii) Depreciation and amortization	560	554	6	1,066	755	311
EBITDA	$2,764	$2,393	$371	$4,416	$3,483	$933

Conference Call and Webcast Details
DLH management will discuss second quarter results during a conference call beginning at 11:00 AM Eastern Time tomorrow, May 16, 2018. Interested parties may listen to the conference call by dialing 877-870-4263 or 412-317-0790. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and using conference code #10119759.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,400 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as well as interim quarterly filings thereafter. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six months ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenue	$34,401	$29,905	$64,616	$56,016
Direct expenses	26,953	23,504	50,636	43,804
Gross margin	7,448	6,401	13,980	12,212
General and administrative expenses	4,684	4,008	9,564	8,729
Depreciation and amortization	560	554	1,066	755
Income from operations	2,204	1,839	3,350	2,728
Interest expense, net	(261)	(255)	(539)	(619)
Income before income taxes	1,943	1,584	2,811	2,109
Income tax expense, net	627	605	4,346	806
Net income (loss)	$1,316	$979	$(1,535)	$1,303

Net income (loss) per share - basic	$0.11	$0.09	(0.13)	0.12
Net income (loss) per share-diluted	$0.10	$0.08	(0.13)	0.10

Weighted average common shares outstanding
Basic	11,889	11,249	11,863	11,225
Diluted	12,886	12,745	11,863	12,713

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	March 31, 2018	September 30, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,586	$4,930
Accounts receivable	12,338	11,911
Other current assets	945	598
Total current assets	16,869	17,439
Equipment and improvements, net	1,795	1,391
Deferred taxes, net	5,473	9,639
Goodwill, net	25,989	25,989
Intangible assets, net	14,246	15,127
Other long-term assets	89	139
Total assets	$64,461	$69,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$3,622	$6,518
Derivative financial instruments, at fair value	—	306
Accrued payroll	4,645	3,723
Accounts payable, accrued expenses, and other current liabilities	9,936	10,895
Total current liabilities	18,203	21,442
Total long term liabilities	10,658	12,427
Total liabilities	28,861	33,869
Commitments and contingencies
Shareholders' equity:
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 11,899 at March 31, 2018 and 11,767 at September 30, 2017	12	12
Additional paid-in capital	83,838	82,687
Accumulated deficit	(48,250)	(46,844)
Total shareholders’ equity	35,600	35,855
Total liabilities and shareholders' equity	$64,461	$69,724

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended
	March 31,
	2018	2017
Operating activities
Net income (loss)	$(1,535)	$1,303
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,066	755
Amortization of debt financing costs as interest expense	132	127
Change in fair value of derivative financial instruments	—	52
Stock based compensation expense	928	549
Deferred taxes, net	4,166	642
Changes in operating assets and liabilities
Accounts receivable	(427)	(2,234)
Other current assets	(347)	(215)
Accounts payable, accrued payroll, accrued expenses and other current liabilities	(31)	1,386
Other long term assets/liabilities	44	124
Net cash provided by operating activities	3,996	2,489

Investing activities
Acquisition, net of cash acquired	—	(250)
Purchase of equipment and improvements	(588)	(674)
Net cash used in investing activities	(588)	(924)

Financing activities
Repayments on senior debt	(4,793)	(1,875)
Repayments of capital lease obligations	(5)	(40)
Proceeds from issuance of stock upon exercise of options	46	14
Net cash used in financing activities	(4,752)	(1,901)

Net change in cash and cash equivalents	(1,344)	(336)
Cash and cash equivalents at beginning of period	4,930	3,427
Cash and cash equivalents at end of period	$3,586	$3,091

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$427	$434
Cash paid during the period for income taxes	$578	$300
Derivative warrant liability reclassified as equity	$(306)	$—
Noncash issuance of stock upon exercise of options	$25	$—